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Exhibit 12.1

Cubist Pharmaceuticals, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
Loss from continuing operations	$(69,854)	$(82,412)	$(115,003)	$(76,512)	$(31,852)	$(12,882)	$(5,880)
Fixed charges:
Interest expense and amortization of deferred issuance costs	5,739	13,796	13,601	13,607	9,836	2,459	2,459
Interest expense on portion of rent expense representative of interest (from below)	359	433	637	627	563	134	160

Total fixed charges	6,098	14,229	14,238	14,234	10,399	2,593	2,619
Loss from continuing operations, plus fixed charges	(63,756)	(68,183)	(100,765)	(62,278)	(21,453)	(10,289)	(3,261)
Ratio of earnings to fixed charges	*	*	*	*	*	*	*
Calculation of interest portion of rent expense
Rent expense	1,793	2,163	3,184	3,137	2,817	670	801
Portion that represents interest (estimated)	20%	20%	20%	20%	20%	20%	20%

	$359	$433	$637	$627	$563	$134	$160

*
Due to the Company's loss from continuing operations for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the three months ended March 31, 2005 and 2006, earnings were insufficient to cover fixed charges by $69,854,000, $82,412,000, $115,003,000, $76,512,000, $31,852,000, $12,882,000 and $5,880,000, respectively.

Cubist Pharmaceuticals, Inc.
Computation of Pro Forma Ratio of Earnings to Fixed Charges
After Adjustment for Issuance of Convertible Subordinated Notes
(in thousands)

	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Loss from continuing operations	$(31,852)	$(5,880)
Fixed charges as above	10,399	2,619
Adjustments:
Estimated net decrease in interest expense from refinancing
Total pro forma fixed charges

Pro forma ratio of earnings to fixed charges

*
Due to the Company's loss from continuing operations for the year ended December 31, 2005 and the three months ended March 31, 2006, earnings were insufficient to cover fixed charges by $31,852,000, and $5,880,000, respectively.

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  Exhibit 12.1